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                                                                     EXHIBIT 3

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION

         Michaels Stores, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: The Board of Directors of Michaels Stores, Inc., duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the corporation, declaring the amendment to be advisable and directing the amendment to be considered at the 1998 Annual Meeting of the Stockholders. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Board hereby adopts, approves and declares advisable a proposal to amend the Certificate to increase the authorized Common Stock of the Company from 50 million shares to 150 million shares which amendment (the "Amendment") would be in substantially the form as follows:

                  "Paragraph One of Article Four of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

                  The aggregate number of shares of all the classes of stock which the Corporation shall have authority to issue is 152,000,000, consisting of 150,000,000 shares of Common Stock (the "Common Stock") having a par value of $.10 per share, and 2,000,000 shares of Preferred Stock (the "Preferred Stock") having a par value of $.10 per share."

         SECOND: At the 1998 Annual Meeting of the Stockholders of the corporation, duly called and held on September 22, 1998 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Michaels Stores, Inc. has caused this certificate to be signed by Mark V. Beasley, its Secretary, on November 13, 1998.



                                       By: /s/ Mark V. Beasley
                                           ----------------------------------
                                           Mark V. Beasley, Secretary